Starboard Investment Trust 485BPOS

Ex.-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Adaptive ETFs and to the use of our report dated July 23, 2026 on the financial statements and financial highlights of Adaptive Alpha Opportunities ETF, Adaptive Hedged Multi-Asset Income ETF, RH Tactical Outlook ETF, and RH Tactical Rotation ETF, each a series of Starboard Investment Trust. Such financial statements and financial highlights appear in the 2026 Annual Financial Statements in Form N-CSR, which is incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

September 28, 2026